Exhibit 10.18.6

February 17, 2009

Mr. Ivan K. Fong

7000 Cardinal Place

Columbus, Ohio 43017

Subject: Confidential Severance Agreement and Release

Dear Ivan:

The purpose of this letter (“Agreement”) is to confirm the understanding and agreement by and between Cardinal Health, Inc. and all of its subsidiaries and affiliates (collectively referred to as “Cardinal Health” or “the Company”), and Ivan K. Fong (referred to as “You”) concerning your severance from Cardinal Health.

Termination Date

You agree that your at-will employment relationship will be terminated on a termination date (“Termination Date”) to be agreed after completion of the work to file the Form 10 relating to the separation of the Clinical and Medical Products companies from the Company and no later than March 31, 2009. During the period prior to your Termination Date, You will continue to provide all services as required. You will be paid any earned but unused Paid Time Off (PTO) as of your Termination Date.

Group Plan Benefits/Continuation of Health Benefits

Your disability insurance will end on your Termination Date. On the last day of the pay period that includes your Termination Date, your coverage under the Company’s medical, dental, vision, and life benefit plans will end. However, You are eligible to continue medical, dental, and vision health benefits under Cardinal Health’s Group Benefit Plan (the “Group Plan”) pursuant to applicable federal COBRA guidelines for up to 18 months. You have 60 days from the date You receive COBRA information from our COBRA administrator SHPS to enroll in this coverage. You should expect to receive your first billing statement from SHPS, pro-rated from the date You lost coverage through the end of the following month, approximately one to two weeks after You enroll. Subsequent premium billings will be sent monthly around the 15th of each month, requesting payment for the following month. You will be required to submit payment to SHPS by the due date for your benefits to continue. If you have questions regarding your COBRA coverage you may contact SHPS directly at (800) 977-0770.

MIP Payout

You will be eligible for the 2009 MIP bonus, which will be paid in cash in mid-September, 2009 on a prorated basis. The bonus will be based on the business results and your individual performance factor. The business results will be the percentage of target allocated to the Company’s Corporate function by the Human Resources and Compensation Committee and your individual performance factor will be 1.0. Your payment will be prorated based on the number of days you were employed in FY09.

Mr. Ivan K. Fong

February 17, 2009

Severance Benefits

Following the Termination Date, Cardinal Health will provide you with the following (collectively, the “Severance Benefits”):

•

Severance Pay. You will be paid the lump sum severance in the amount of $1,045,000 plus interest from the Termination Date through the date of payment at the applicable federal rate provided in Section 1274(d) of the Internal Revenue Code. Payment shall be made at the time described in Section 5 of your offer letter dated October 7, 2005, as amended by the letter dated November 14, 2007 (collectively, the “Offer Letter”).

•

COBRA Cost-Sharing. Should You elect to continue your Group Plan health coverage through COBRA, Cardinal Health will pay a portion of the cost of COBRA coverage as described in Section 5 of the Offer Letter.

•	Reference. Cardinal Health will provide a neutral reference confirming only your dates of employment and positions held to inquiring employers.

Employee Assistance Program (“EAP”)

EAP will be available to You and your immediate family for three (3) months after the Termination Date.

Employee Stock Purchase Plan

Your participation, if any, in Cardinal Health’s Employee Stock Purchase Plan will cease on your Termination Date. For specific information, please refer to the Employee Stock Purchase Plan Document or contact Fidelity Investments toll free at 1.877.866.4401.

401(k) Plan

You are fully vested in any money you have personally contributed to your plan account and in any Company matching contributions. Since You have three (3) years of service, You also are fully vested in all Employer contributions in your 401(k) plan account. If You have any questions regarding your 401(k) account, please contact the Cardinal Health Financial Plans Service Center at 877-866-4401.

Deferred Compensation Plan

If You were a participant in the Deferred Compensation Plan, your vesting within this plan will be computed in the same manner as described above for the 401(k) Plan. If You have any questions regarding your Deferred Compensation Plan account, please contact the Cardinal Health Financial Plans Service Center at 877-866-4401.

Stock Options, Restricted Share Units and Long-term Incentive Cash Program

The unvested portion of your stock options that were granted under Section 4 of the Offer Letter shall vest on the Termination Date as described in Section 6 of the Offer Letter. In addition, the portions of Your outstanding stock options and restricted share units that are scheduled to vest on August 15, 2009 shall vest on the Termination Date. The 22,071 restricted share units granted to You on October 15, 2008 shall vest on the Termination Date (which date shall be the “Vesting Date” for purpose of this award). Accordingly, Paragraph 1 of the Restricted Share Unit Agreement between the Company

Mr. Ivan K. Fong

February 17, 2009

and You relating to the 22,071 restricted share units granted on October 15, 2008 is hereby amended to give effect to the previous sentence. In addition, Paragraph 3 of that Agreement is hereby deleted in its entirety. Any outstanding vested stock options must be exercised within three (3) years after the Termination Date as provided in the Offer Letter. You can exercise these options by visiting www.ubs.com/onesource/cah, or you can call UBS at (866) 514-4318.

Unless otherwise provided for in your award agreement or in this section, any unvested stock options or restricted share units, if any, will be cancelled on the Termination Date in accordance with the terms of the award agreement. Except as modified above, all stock option or restricted share awards You have received, if any, will continue to be governed by the terms of the applicable award agreements. You should review all of your award agreements for the specific terms and deadlines that apply. The attached Exhibit A contains a list of all your equity awards that remain outstanding after the Termination Date and are not cancelled as a result of your Termination of Employment.

If the Company offers to exchange or modify outstanding stock options held by former executive officers and issued on the dates that the stock options that you hold were issued, the Company will make the same offer to You that it makes to the other former executive officers, unless it determines to exclude You and other current and former executive officers from the offer due to your and their compensation being disclosed in the Summary Compensation Table of the Company’s 2009 proxy statement. This provision will not waive rights, if any, that you have to participate in an exchange offer under the 2005 Long-Term Incentive Plan or applicable award agreements.

You will also be eligible to receive a payment of awards made to You under the Long-term Incentive Cash Programs for fiscal 2008 to 2010 and for fiscal 2009 to 2011. If incentive cash payments are made to participants under these programs, Your payments will be pro-rated based upon the number of days employed during the relevant performance period. Consistent with the programs, whether an award will ultimately be paid out and the amount of any such award will be based on Company performance as determined under the terms of the programs. In accordance with the terms of the programs, payments will be made no later than the 15th day of the third month after the end of the taxable year for you in which payment is earned.

You acknowledge that the stock option, restricted share unit and long-term incentive cash program benefits described in this Section (other than those provided in your Offer Letter) are over and above any benefits to which You may be entitled.

Transition Procedure

You agree: (a) prior to the Termination Date, to continue to conduct your activities in a professional manner and to cooperate with Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including those entities included in the planned spin-off of the Clinical and Medical Products businesses (“SpinCo”) in all reasonable ways to achieve a smooth transition and resolution to any open items on which You were working; (b) not to intentionally injure Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo in any way, including with respect to company property, customers, or personnel; (c) to turn over to Carole Watkins any company property including proprietary information in your possession including, but not limited to, laptop computers,

Mr. Ivan K. Fong

February 17, 2009

blackberries or other pda devices, cell phones, memory cards, all credit cards, office or warehouse keys, supplies or equipment, all company documents computer files and all copies thereof; and (d) both prior to and following the Termination Date, to refrain from any conduct, activity, or conversation which is intended to or does interfere with or disparage the relationships between Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo and their respective officers, directors, employees, customers, suppliers or others,.

Payment for American Express Charges

You agree and understand that You are responsible for the payment of all outstanding balances and charges that have been incurred by You on the American Express Corporate Card. You represent that You have fully disclosed all charges that have been made to such account. You agree to forward payment to American Express within twenty (20) days of the final billing statement. You further agree to hold the Company harmless for any amounts paid by the Company to American Express and to reimburse the Company for any payment to American Express that exceeds any amount or payment that may be reimbursable to You by the Company. You further agree to submit all outstanding expense reports with appropriate supporting receipts for reimbursement to my attention within twenty (20) days of your Termination Date.

Proprietary Information and Confidentiality

You agree not to take, use, disclose, alter, or copy proprietary or confidential information pertaining to Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo, except as may be required by law. In addition, You agree that the terms and conditions of this Agreement, and any attachments, amendments or addendums to this Agreement, if any, shall remain confidential, and You shall not disclose, directly or indirectly, the existence or terms of this Agreement and any attachments, amendments or addendums to any other person or entity, except only: (A) as You may be specifically permitted or directed by Cardinal Health in writing to do so; (B) to your personal legal, accounting and financial advisors, and your immediate family; (C) to any prospective future employer or its agent if the prospective employer or agent (other than the federal government) agrees to maintain the confidentiality of such terms; or (D) as may be required by law. You hereby understand and agree that this covenant is a material element of this Agreement.

Release

You hereby release Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo by execution of this Agreement from any and all claims and causes of action that may exist, whether known or unknown, as of the date of your execution of this Agreement with the exception of any unemployment compensation claim You may have and any other claims that cannot be waived by law. You agree that this Release applies to all officers, directors, employees and other representatives of Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo both individually and in their respective capacities (collectively with Cardinal Health, “the Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under Cardinal Health’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Wage Payment and Collection Law, N.J.S.A. 34:11-4.1, et seq., and age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., and any applicable state laws of similar intent.

Mr. Ivan K. Fong

February 17, 2009

In addition, You agree that You will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. You further agree that if You do so, You shall be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with your suit, action, or grievance. You also waive your right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Agreement not to sue does not prohibit You from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render You liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Agreement under the ADEA or the OWBPA. This Agreement not to sue also does not prohibit You from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Agreement, you agree not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to You in connection with such charges. In addition, this general release is not intended to bar any claims for workers’ compensation benefits.

This release does not apply to any claims arising after your execution of this Agreement or to any claims arising under the Indemnification Agreement between the Company and you, under Article 6 of the Company’s Restated Code of Regulations, as amended, relating to indemnification and insurance, or under the Company’s directors and officers insurance policies.

Written Affirmation of No Present Violation

You certify and warrant that: (a) You are not presently aware of any unreported violation of Cardinal Health’s Standards of Business Conduct; (b) You are not presently aware of any work-related injury not properly disclosed to Cardinal Health; (c) upon receiving the payments and other entitlements outlined in this Agreement, You will have received all medical and other leave time and pay to which You are entitled; (d) You will have been paid for all hours worked; and (e) You have not exercised any actual or apparent authority by or on behalf of Cardinal Health that You have not specifically disclosed to Cardinal Health.

No Solicitations

You agree that for 12 months after your Termination Date, You will not, without Cardinal Health’s prior written consent, directly or indirectly: (i) solicit, recruit, induce or otherwise encourage Cardinal Health employees, contractors or anyone else providing services to Cardinal Health, with whom You had material contact or about whom You obtained confidential information in the last two years of your employment, to end their employment or business relationship with Cardinal Health or to engage in any Competitive Business; and/or (ii) solicit for any Competitive Business any present or

Mr. Ivan K. Fong

February 17, 2009

prospective Cardinal Health customer, vendor or supplier that You solicited, with which You maintained a business relationship, or about which You obtained Confidential Information on behalf of Cardinal Health, in the two years preceding the end of your employment with Cardinal Health. A Competitive Business is any business that competes with Cardinal Health by selling or distributing in the same retail, institutional or wholesale markets healthcare products and/or services offered by the Cardinal Health in the three (3) years preceding the end of your employment with Cardinal Health.

You agree that for 12 months after your Termination Date, You will not, without SpinCo’s prior written consent, directly or indirectly: (i) solicit, recruit, induce or otherwise encourage SpinCo employees, contractors or anyone else providing services to SpinCo, with whom You had material contact or about whom You obtained confidential information in the last two years of your employment, to end their employment or business relationship with SpinCo or to engage in any Competitive Business; and/or (ii) solicit for any Competitive Business any present or prospective SpinCo customer, vendor or supplier that You solicited, with which You maintained a business relationship, or about which You obtained Confidential Information on behalf of SpinCo, in the two years preceding the end of your employment with SpinCo. A Competitive Business is any business that competes with SpinCo by selling or distributing in the same retail, institutional or wholesale markets healthcare products and/or services offered by SpinCo in the three (3) years preceding the end of your employment with Cardinal Health.

Cooperation

To the extent not prohibited by law, regulation or government code of ethics applicable to You, You agree to fully cooperate with and assist Cardinal Health and any of its predecessors, successors or assigns to all or any part of its businesses including SpinCo and their respective representatives and attorneys as requested with respect to any matters, claims, actions, disputes, litigation or arbitrations, internal or government investigations or other dispute resolutions by being available to provide affidavits, interviews, depositions and /or testimony in regard to any matters in which You are or have been involved or with respect to which You have relevant information. Cardinal Health and/or SpinCo (depending on which company requires your cooperation) will reimburse You for reasonable expenses You may incur in connection with providing such cooperation. Any such reimbursement will be made no later than the end of the calendar year after the calendar year in which the expense was incurred, provided documentation of the expense is provided by You to Cardinal Health and/or SpinCo (depending on which company requires your cooperation) within ten business days before that date. You further agree that should You be contacted (directly or indirectly) by any person or entity regarding any matters pertaining to your former employment to Cardinal Health, You shall promptly notify the Cardinal Health Legal Department in writing, addressed to 7000 Cardinal Place, Dublin, Ohio 43017.

Nothing in this Agreement is intended to: (a) limit your ability to respond truthfully to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation concerning facts or events that arose during the period of your employment with Cardinal Health; or (b) create any obligation on your part to inform the Company about the fact or substance of any communications You may have with any governmental authorities in connection with any pending and/or future actions.

Mr. Ivan K. Fong

February 17, 2009

Review of Agreement

You agree and represent that You have been advised of and fully understand your right to discuss all aspects of this Agreement with counsel of your choice. Your execution of this Agreement establishes that, if You wish the advice of counsel, You have done so by the date You signed the Agreement, and that You were given at least 45 days to consider whether or not to sign. You may sign this Agreement before the end of the 45-day period and You agree that if You decide to shorten this time period for signing, your decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of said period.

You will have 7 days from the date that You sign this Agreement to revoke the Agreement and to change your mind, in which case this Agreement shall be ineffective and of no legal force. If You so revoke the Agreement, there will be no obligation on the part of Cardinal Health to provide you with any of the benefits described in this Agreement (other than as described in the Offer Letter) and You agree to repay to Cardinal Health any such Severance Benefits previously paid or provided to You.

Full Compliance

You acknowledge and agree that Cardinal Health’s agreement to provide benefits under this Agreement (other than those described in the Offer Letter) is expressly contingent upon, and is consideration for, Your full compliance with the provisions of this Agreement.

Successors

You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by either party and their successors and assigns. In the event of your death after the Termination Date and while any payment or entitlement remains due to you hereunder, such payment or entitlement shall be paid or provided to your designated beneficiary or beneficiaries (or if you have not designated a beneficiary, to your estate).

Severability

You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

Non-Mitigation; No Offset

Upon termination of your employment, You shall have no obligation to mitigate damages or to seek other employment and there shall be no offset by the Company against any amounts or entitlements due under this agreement on account of any compensation or entitlements that You may receive from subsequent employment or on account of any claim that Company may have against You. There shall be no post-termination restrictions on your activities following Termination of Employment except as provided in this agreement and in the agreements relating to your equity awards.

Governing Law

This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement. It is not, and shall not, be interpreted or construed as an admission or indication that the Company has engaged in any wrongful or unlawful conduct of any kind.

Mr. Ivan K. Fong

February 17, 2009

You agree that all questions concerning the intention, validity or meaning of this Severance Agreement and Release shall be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts of Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Severance Agreement and Release, and hereby irrevocably consent to such designation, jurisdiction and venue.

I believe the foregoing accurately reflects the terms of your severance from Cardinal Health, and ask that You sign an extra copy of this letter to confirm your agreement. You must return the signed Agreement to me by the expiration of the forty-fifth day following your receipt of this agreement; otherwise, I will assume that You reject this offer and it will no longer be available to You.

Sincerely,

CARDINAL HEALTH, INC.

By:	/s/ Carole W. Watkins
Carole W. Watkins
Chief Human Resources Officer

Agreed to:

/s/ Ivan K. Fong	2/17/09
Ivan K. Fong	Date

Mr. Ivan K. Fong

February 17, 2009

Exhibit A

List of equity awards of Ivan Fong that remain outstanding after the Termination Date

Employee	Plan Code	Plan Name	Grant ID	Grant Date	Shares Under Option or RSU	Exercise Price
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	0000000007671	11/1/2005	45,000	$62.07
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	0000000008749	8/15/2006	34,820	$66.34
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	RSU350	8/15/2006	2,211	NA
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	0000000010132	8/15/2007	18,622	$67.26
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	RSU498[1]	8/15/2007	4,229	NA
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	0000000010771	8/15/2008	13,038	$56.13
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	RSU676[1]	8/15/2008	2,694	NA
Fong, Ivan	05LT	Cardinal Health Inc., 2005 Long-Term Incentive Plan, as amended	RSU696[2]	10/15/2008	22,071	NA

[1]	Delivery of RSU has been deferred to 6 months after the Termination Date or death, whichever is sooner

[2]	Subject to special vesting and delivery terms in the equity agreement, as amended by this severance letter